SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: April 12, 2005

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-25867	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 NE 136th Avenue

Vancouver, Washington 98684

(Address of principal executive offices and zip code)

(360) 694-7722

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 8.01. OTHER EVENTS

On April 12, 2005, the U.S. Consumer Product Safety Commission (the “Commission”) announced that Nautilus, Inc (the “Company”) has entered into a settlement agreement with the Commission pursuant to which the Company will pay a civil penalty in the amount of $950,000. The penalty settles allegations that the Company failed to timely report to the Commission product defects associated with certain Bowflex Power Pro Fitness Machines and Bowflex Ultimate Fitness Machines sold between January 1995 and April 2004.

The Company denied that a defect in any of its products caused injury to any person, or that it knowingly violated the reporting requirements of the Consumer Product Safety Act. The Company entered into the settlement agreement to resolve the Commission’s claims without the expense and distraction of litigation. By agreeing to this settlement, the Company does not admit any of the allegations set forth by the Commission, or any fault, liability or statutory or regulatory violation.

Although the Bowflex models that were the subject of these allegations are either no longer marketed or have been redesigned, the Company believes its dialogue with the Commission has resulted in producing higher quality products. The Company has introduced a new ‘Nautilus standard for quality’ for the fitness products it brings to market. It also has made improvements to its reporting systems in close coordination with the Commission. The Company believes this has generated a positive outcome for consumers, customers, the Commission, and the Company.

The penalty will be fully accrued in the first quarter of 2005. Based on preliminary financial results, the Company believes higher-than-anticipated net sales in the first quarter will offset the impact of the charge on anticipated first quarter earnings.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

April 12, 2005 (Date)	By:	/s/ William D. Meadowcroft William D. Meadowcroft Chief Financial Officer